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                                                                    EXHIBIT 99.2

CONSENT OF GOLDSMITH, AGIO, HELMS SECURITIES, INC.

The Special Committee of the Board of Directors
The Board of Directors of Ag-Chem Equipment Co., Inc.

We hereby consent to the inclusion of our opinion to the Special Committee of the Board of Directors and the Board of Directors of Ag-Chem Equipment Co., Inc. appearing as Appendix D of the Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4 and to the description of our opinion and the references to our firm with respect thereto under the captions "Summary
- Opinion of Ag-Chem's Financial Advisor" and "The Merger-Opinion of Ag-Chem's Financial Advisor" in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are "experts" with respect to any part of such Registration Statement or that our opinion constitutes a "report" or "valuation" as such terms are used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ Goldsmith, Agio, Helms Securities, Inc.

Goldsmith Agio Helms Securities, Inc.

March 27, 2001